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                                                                      EXHIBIT 11
              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

             Calculation of Primary Earnings Per Common Share and
              Fully Diluted Earnings Per Common Share (unaudited)
                       (in thousands, except per share)

                                                       Nine Months Ended                 Three Months Ended
                                                          September 30,                     September 30,
                                                    -------------------------         --------------------------
                                                       1996           1995              1996              1995
                                                    ---------       ---------         ---------         --------
Primary earnings per common share:
  Net Income                                        $ 131,202       $ 554,341         $  32,001        $ 235,583
  Dividends on Preference Shares                          ---          13,258               ---              ---
                                                    ---------       ---------         ---------         --------

  Net Income Applicable to Common Stock             $ 131,202       $ 541,083         $  32,001        $ 235,583
                                                    =========       =========         =========        =========

  Average number of common shares outstanding          95,515          94,213            95,529           95,568
                                                    =========       =========         =========        =========

  Per share                                         $    1.37       $    5.74         $     .33        $    2.47
                                                    =========       =========         =========        =========


Fully diluted earnings per common share:
  Net Income Applicable to Common Stock              $131,202        $541,083         $  32,001        $ 235,583

  Add income effect, assuming conversion of
    dilutive convertible securities                       ---          15,106               ---              ---
                                                    ---------       ---------         ---------         --------

  Net income on a fully diluted basis                $131,202        $556,189         $  32,001        $ 235,583
                                                    =========       =========         =========        =========


  Average number of common shares outstanding          95,515          94,213            95,529           95,568

  Add common share effect, assuming conversion
    of dilutive convertible securities                    ---           8,229               ---            1,057
                                                    ---------       ---------         ---------         --------
  Average number of common shares outstanding
    on a fully diluted basis                           95,515         102,442            95,529           96,625
                                                    =========       =========         =========        =========


  Per share                                         $    1.37       $    5.43         $     .33        $    2.44
                                                    =========       =========         =========        =========

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NOTES:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.

(2) Earnings per share was calculated for each three-month and nine-month period on a stand-alone basis. On June 22, 1995, the company purchased all 7,894,737 shares of Common Stock that were issued on that date upon conversion of the $92.50 Cumulative Convertible Preference Stock, and on June 30, 1995, the company purchased an additional 2,000,000 shares of Common Stock. As a result of this reduction in the number of shares outstanding, the sum of the earnings per share for the first, second and third quarters of 1995 does not equal the earnings per share for the first nine months of 1995.